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FORM 5
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/ / CHECK BOX IF NO               U.S. SECURITIES AND EXCHANGE COMMISSION
    LONGER SUBJECT TO                       WASHINGTON, DC 20549
    SECTION 16. FORM
    4 OR FORM 5             ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    OBLIGATIONS MAY
    CONTINUE. SEE            Filed pursuant to Section 16(a) of the Securities
    INSTRUCTION 1(b)                         Exchange Act of 1934,
/ / FORM 3 HOLDINGS                  Section 17(a) of the Public Utility
    REPORTED                 Holding Company Act of 1935 or Section 30(f) of
/X /FORM 4                              the Investment Company Act
    TRANSACTIONS                                   of 1940
    REPORTED

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
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 1. Name and Address of Reporting Person*      2. Issuer Name and Ticker or Trading Symbol   6. Relationship of Reporting Person to
                                                                                                Issuer (Check all applicable)
                                                  Professional Transportation Group Ltd.,Inc.
  Hardwick,        Gregory          G.            (TRUC)                                          X  Director         10% Owner
-------------------------------------------    ----------------------------------------------    ----              ---
  (Last)          (First)          (Middle)    3. IRS Identification      4. Statement for           Officer (give    Other (specify
 3500 Piedmont Road, Suite 615                    Number of Reporting        Month/Year          ----        title ---       below)
-------------------------------------------       Person, if an Entity       December 1997                   below)
                 (Street)                         (Voluntary)             -------------------

 Atlanta,        Georgia           30305                                  5. If Amendment,           -------------------------------
-------------------------------------------                                  Date of Original
  (City)           (State)           (Zip)                                   (Month/Year)       7. Individual or Joint/Group Filing
                                                                                                   (Check applicable line)
                                                                          ------------------        X    Form Filed by one
                                                                                                   ----  Reporting Person
                                                                                                         Form Filed by more than
                                                                                                   ----  one Reporting Person

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                         TABLE 1 -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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 1. Title of Security            2. Trans-   3. Transac-  4. Securities Acquired (A)  5.  Amount of Se-    6. Owner-      7. Nature
    (Instr. 3)                      action      tion         or Disposed of (D)           curities Benefi-    ship           of In-
                                    Date        Code         (Instr. 3, 4 and 5)          cially Owned at     Form:          direct
                                                (Instr.                                   End of Issuer's     Direct         Benefi-
                                   (Month/      8)                                        Fiscal Year         (D) or         cial
                                    Day/                  ----------------------------    (Instr. 3 and 4)    Indirect       Owner-
                                    Year)                 Amount    (A) or      Price                         (I)            ship
                                                                    (D)                                       (Instr. 4)     (Instr.
                                                                                                                             4)

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Common Stock, no par value per      9/16/97      P4        100           A       $4.95            100              D
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share
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*If the form is filed by more than one Reporting Person, see Instruction 4(b)(v).
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)

                                                      (Print or Type Responses)
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FORM 5 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative    2. Conver-   3. Trans-  4. Trans-   5. Number of     6. Date Exer-   7. Title and Amount   8. Price
   Security                  sion or      action     action      Derivative       cisable and     of Underlying         of
   (Instr. 3)                Exercise     Date       Code        Securities       Expiration      Securities            Deriv-
                             Price of     (Month/    (Instr.     Acquired (A)     Date            (Instr. 3 and 4)      ative
                             Deriv-       Day/       8)          or Disposed      (Month/Day/                           Secur-
                             ative        Year)                  of (D)           Year)                                 ity
                             Security                            (Instr. 3,                                             (Instr. 5)
                                                                 4, and 5)     -----------------------------------
                                                                               Date    Expira-            Amount or
                                                              ---------------  Exer-   tion       Title   Number of
                                                                (A)     (D)    cisable Date               Shares
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
1. Title of Derivative       9. Number of           10. Ownership               11. Nature of
   Security                     Derivative              of Derivative               Indirect
   (Instr. 3)                   Securities              Security:                   Beneficial
                                Beneficially            Direct (D)                  Ownership
                                Owned at End            or Indirect (I)             (Instr. 4)
                                of Year                 (Instr. 4)
                                (Instr. 4)

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Explanation of Responses:

**Intentional misstatements or omissions of facts constitute Federal Criminal Violations.    /s/ Gregory G. Hardwick         2/10/98
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                                  ------------------------------- -------
                                                                                             **Signature of Reporting Person   Date


Note. File three copies of this form, one of which must be manually signed.                                               Page 2
      If space provided is insufficient, see Instruction 6 for procedure.

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